Ramaco Resources, Inc. Reports Third Quarter 2020 Financial Results

Company Release – November 3, 2020

●	Net loss was $4.8 million (EPS loss of $0.11), while adjusted EBITDA was $0.6 million in the third quarter of 2020. Adjusted EBITDA was negatively affected by $2.6 million, primarily due to the force majeure of nearly 90,000 tons scheduled to be shipped domestically and subsequently resold into a lower priced spot market. Net loss was $0.2 million for the first nine months of 2020, and adjusted EBITDA for the first nine months of 2020 was $19.9 million.
●	Export coal sales (including to Canada) of almost 300,000 tons were a quarterly record for the Company. Based upon contracted tons, we expect another record export sales figure in the fourth quarter.
●	Based on a large accounts receivable balance as of September 30, 2020, as well as strong anticipated fourth quarter 2020 shipments, year-end 2020 liquidity is anticipated to be above $30 million, as compared to $21.8 million at year-end 2019.

LEXINGTON, KY – (PR NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco Resources” or the “Company”) today reported quarterly net loss of $4.8 million, or $0.11 per diluted share for the three months ended September 30, 2020, as compared to net income of $5.5 million or $0.14 per diluted share for the three months ended September 30, 2019. The Company’s adjusted earnings before interest, taxes, depreciation, amortization and equity-based compensation expenses (“Adjusted EBITDA”) was $0.6 million for the three months ended September 30, 2020, as compared with $13.6 million for the three months ended September 30, 2019. Net loss for the Company for the first nine months of 2020 was $0.2 million, and adjusted EBITDA for the Company for the first nine months of 2020 was $19.9 million.

Key operational and financial metrics are presented below:

Key Metrics
	3Q20	2Q20	Change	3Q19	Change	3Q20 YTD	3Q19 YTD	Change
Sales of Company Produced Tons ('000)	430	362	19%	510	-16%	1,208	1,452	-17%
Revenue ($mm)	$39.5	$36.4	8%	$61.4	-36%	$117.8	$184.6	-36%
Cost of Sales ($mm)	$35.7	$30.1	18%	$45.0	-21%	$96.8	$129.2	-25%
Pricing of Company Produced ($/Ton)	$78	$91	-14%	$111	-30%	$87	$110	-21%
Cash Cost of Sales - Company Produced ($/Ton)	$69	$74	-7%	$80	-14%	$70	$73	-4%
Cash Margins on Company Produced ($/Ton)	$9	$17	-47%	$31	-71%	$17	$37	-54%
Net Income (Loss) ($mm)	$(4.8)	$2.7	-280%	$5.5	-186%	$(0.2)	$23.0	-101%
Adjusted EBITDA ($mm)	$0.6	$10.8	-94%	$13.6	-95%	$19.9	$46.4	-57%
Capex ($mm)	$2.5	$9.1	-73%	$14.3	-83%	$20.5	$34.0	-40%
Diluted Earnings (Loss) per Share	$(0.11)	$0.06	-283%	$0.14	-179%	$0.00	$0.56	-100%

Third Quarter 2020 Summary

Year over Year Quarterly Comparison

Overall sales of Company produced tons in the third quarter of 2020 were 430,000 tons, down from 510,000 tons in the third quarter of 2019. Cash margins on Company produced coal were $9 per ton in the third quarter of 2020, down 71% from the same period of 2019, primarily due to lower realized pricing, attributable to large declines on the various metallurgical coal indices.

Sequential Quarter Comparison

Overall sales volumes of 430,000 Company produced tons in the third quarter of 2020 were up 19% from the second quarter of 2020. The improvement was the result of increased spot sales into primarily export markets completed during the third quarter. However, as previously disclosed, we received force majeure notices from two customers for cancellation of orders for almost 200,000 tons. This negatively impacted our total contracted North American sales volumes for 2020 overall and realized sales in the third quarter of 2020. We continue to work with our customers to mitigate the impacts of these reductions and preserve the value of these contracts as much as possible.

Our cash margins on Company produced coal declined 47% in the third quarter of 2020 from the second quarter of 2020. This decline was caused primarily by lower realized market pricing of tons sold in the open spot market to offset contracted North American sales which were force majeured. Metallurgical coal price indices hit a multi-year low in the third quarter, due to COVID-19 related demand concerns. Overall Company cash costs per ton sold on total produced coal were $69 per ton in the third quarter of 2020, compared to $74 per ton in the second quarter of 2020. Cash costs on Company produced coal at Elk Creek were $67 per ton sold in the third quarter of 2020 compared to $72 per ton in the second quarter of 2020.

Other income was $1.7 million in the third quarter of 2020 as compared to $8.5 million in the second quarter of 2020. On April 20, 2020, we received $8.4 million in loan proceeds from the SBA Paycheck Protection Program (PPP). Based upon receipt of this funding, in late April we elected to recall 182 workers at our Elk Creek complex who had been furloughed in part of March and April. In the second and third quarters of 2020 collectively, we used the PPP proceeds for eligible payroll and other expenses totaling $8.4 million. We anticipate that the full amount of the PPP Loan principal, together with accrued interest thereon, will be forgiven.

Additional Financial Results

At September 30, 2020, the Company had liquidity of $20.7 million, consisting of $6.4 million of cash on hand plus $14.3 million of availability under its revolving credit facility. At September 30, 2020, the Company had net debt of $19.6 million.

In the third quarter of 2020, our shipments were intermittent, due to the impact of COVID-19. Specifically, we shipped over 210,000 tons of coal in September, as compared to a similar amount of tons in July and August combined. While this led to a record quarter of almost 300,000 tons of exports (including to Canada), it also led to a large accounts receivable balance of $21.3 million as of September 30, 2020. When coupled with a large inventory build since December 31, 2019, we used $10.1 million of cash for these items through the first nine months of 2020. Based on the combination of both strong September and anticipated fourth quarter shipments, we expect a meaningful increase in cash in the fourth quarter. As such, year-end 2020 liquidity is anticipated to be above $30 million, as compared to $21.8 million at year-end 2019.

Capital expenditures for the nine months ended September 30, 2020 totaled $20.5 million. Of this, roughly one-third was categorized as maintenance expenditures and roughly two-thirds as development expenditures. Third quarter 2020 capital expenditures were only $2.5 million, well below first half 2020 levels, and in line with our prior guidance of cutting all major growth capital expenditure items. We continue to expect to keep capital expenditures at maintenance levels for the balance of 2020. The exception will be a $1.5 million expenditure related to the development of the Company’s new Triad Mine. This development will begin in November and extend for approximately four months until production commences late in the first quarter of 2021. The Triad Mine is a low-vol metallurgical mine near the Company’s Berwind mine complex in southern West Virginia with approximately 250,000 tons of low-cost reserves.

The Company’s effective tax rate for the nine months ended September 30, 2020 was 19%. Actual cash taxes paid in 2020 are anticipated to be less than $20,000. Ramaco also expects to continue to pay minimal taxes for the foreseeable future due to tax loss carryforwards.

The following summarizes key sales, production and financial metrics for the periods noted:

	Three months ended			Nine months ended
	Sept 30,	June 30,	Sept 30,	Sept 30,	Sept 30,
In thousands, except per ton amounts	2020	2020	2019	2020	2019

Sales Volume
Company	430	362	510	1,208	1,452
Purchased	—	—	17	—	78
Total	430	362	527	1,208	1,530

Company Production
Elk Creek Mining Complex	383	337	405	1,172	1,269
Berwind Development Deep Mine	14	53	55	133	140
Total	397	390	460	1,305	1,409

Company Financial Metrics (a)
Average revenue per ton	$78	$91	$111	$87	$110
Average cash costs of coal sold	69	74	80	70	73
Average cash margin per ton	$9	$17	$31	$17	$37

Elk Creek Financial Metrics (a)
Average revenue per ton	$77	$90	$109	$86	$109
Average cash costs of coal sold	67	72	73	67	68
Average cash margin per ton	$10	$18	$36	$19	$41

Purchased Coal Financial Metrics (a)
Average revenue per ton	$—	$—	$131	$—	$127
Average cash costs of coal sold	—	—	113	—	114
Average cash margin per ton	$—	$—	$18	$—	$13

Capital Expenditures	$2,496	$9,119	$14,306	$20,515	$34,043

(a)	Excludes transportation.

Outlook and Comment

Randall Atkins, Ramaco Resources’ Executive Chairman remarked, “Given the uncertainties of operating in today’s unprecedented COVID-19 conditions, I am incredibly proud of what Ramaco has managed to safely accomplish in the first three quarters of 2020. Our overriding concern since the outbreak of the pandemic has been to maintain and build sufficient liquidity to position the Company to ride through these troubled markets. To that end, we now have strong visibility into year-end 2020, and expect to end the year with over $30 million in liquidity. I would note that I believe we are perhaps the only public coal company that is expected to end the year with more liquidity than we began the year with. We managed to accomplish this without either diluting our equity or pledging our mining operations against secured debt. While 2021 continues to hold uncertainty, we are financially positioned to deal with any further market turbulence and hopefully to capitalize on some opportunities which may emerge. We also expect to end 2020 with more cash than we began with, again no small accomplishment in this market.”

Atkins commented, “I would also note that we have now completed the 2021 North American sales season. For 2021, we have now placed roughly 1.1 million mostly high-vol tons at an average price of $84 per ton. Our perception of the market is that it is now beginning to trend upward based on a combination of restocking as well as a general economic upswing in the developed economies. We candidly also think the markets are stronger than these prices might suggest given the contango in the forward price curve, and accordingly have reserved over one million tons of additional production to be placed into export markets throughout 2021. We are encouraged in this view by our newly booked sales of almost 800,000 tons for 2020 and 2021 delivery into foreign markets over the past sixty days. In many cases these are to new customers for Ramaco and we anticipate a record fourth quarter of shipping over 500,000 total tons. Indeed, for the first time in 2020 we will have sold over 50% of our tonnage to non-domestic steel customers. As to our macro view of overall markets, we see some hopeful signs for emerging medium-term optimism. First, U.S. steel capacity utilization is currently at 70%, after bottoming at 51% in early May, largely due to several blast furnaces restarting, as automotive plants resume production, and housing markets strengthen as a result of a lower interest rate environment. Second, although we do not like to read Chinese tea leaves, if, as we expect, import restrictions wane in late 2020 or early 2021, we would anticipate a meaningful upward move in index pricing, given the current arbitrage to import Australian coal into China of almost $70/ton. We have hopes that 2021 will be a better year on many fronts, both from a coal market and an overall perspective.”

Michael Bauersachs, Ramaco Resources’ President and CEO commented, “The aforementioned force majeures negatively impacted our cost structure, especially in July and August, as we had to limit production to control stockpiles. Fortunately, our costs returned to more normalized levels in the low to mid $60s per ton range at Elk Creek in September. This was in large part due to being able to run at capacity. Based on our current book of business for the fourth quarter, we would expect to build on the momentum we saw in September from an overall cost and production standpoint.”

Bauersachs continued, “The second item that I want to touch upon is our low-vol strategy. As a reminder, we elected to wind down the majority of our higher cost development production from the Berwind Pocahontas #3 seam in July. We are now positioned so that when market conditions dictate, we can restart development of our Berwind slope project, and within six months be in production from the low-cost Pocahontas #4 low-vol seam. In the interim, the Board has just authorized the mine development of an adjacent, but smaller Pocahontas #4 reserve we call the Triad Mine. This mine should function as a bridge until the main Berwind Pocahontas #4 reserve is fully activated. We expect to be able to mine the roughly 250,000 ton reserve Triad Mine, with a capital cost around $1.5 million, with production starting in the first quarter of 2021, and at a cash mine cost in the mid $70s/ton range. The Triad Mine reserve will provide us a profitable low-vol option as we assess market conditions as they evolve into 2021.”

Committed 2020 Sales Volume (b)

(In thousands, except per ton amounts)

	Volume	Average Price
Domestic, fixed priced	1.1	$95
Export, fixed priced	0.7	$77
Total, fixed priced	1.8	$88
Indexed priced	0.2
Total committed tons	2.0

(b)	Amounts include no purchased coal. Totals may not add due to rounding. As previously disclosed, we received force majeure notices from two customers, which could adversely affect up to 10% of the total contracted sales volumes shown above.

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia. The Company has five active mines within two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Earnings Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 11:00 AM Eastern Time (ET) on Wednesday, November 4, 2020. An accompanying slide deck will be available at https://www.ramacoresources.com/investors-center/events-calendar/ immediately before the conference call.

The conference call can be accessed by calling (844) 852-8392 domestically or (703) 639-1226 internationally. The webcast for this release will be accessible by visiting https://edge.media-server.com/mmc/p/c4v8o97i.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, or further decline of demand for coal in export markets and underperformance of the railroads. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
In thousands, except per share amounts	2020	2019	2020	2019

Revenue	$39,459	$61,380	$117,769	$184,601

Costs and expenses
Cost of sales (exclusive of items shown separately below)	35,689	44,983	96,758	129,208
Asset retirement obligation accretion	128	128	428	383
Depreciation and amortization	5,258	5,353	15,601	14,291
Selling, general and administrative	5,966	4,464	15,723	13,127
Total costs and expenses	47,041	54,928	128,510	157,009
Operating income (loss)	(7,582)	6,452	(10,741)	27,592
Other income	1,743	573	11,456	1,063
Interest expense, net	(344)	(342)	(915)	(951)
Income (loss) before tax	(6,183)	6,683	(200)	27,704
Income tax expense (benefit)	(1,407)	1,133	(38)	4,658
Net income (loss)	$(4,776)	$5,550	$(162)	$23,046

Earnings (loss) per common share
Basic earnings per share	$(0.11)	$0.14	$—	$0.56
Diluted earnings per share	$(0.11)	$0.14	$—	$0.56

Basic weighted average shares outstanding	42,647	40,936	42,373	40,804
Diluted weighted average shares outstanding	42,647	40,936	42,373	40,804

Ramaco Resources, Inc.

Consolidated Balance Sheets

In thousands, except share amounts	September 30, 2020	December 31, 2019

Assets
Current assets
Cash and cash equivalents	$6,360	$5,532
Accounts receivable	21,286	19,256
Inventories	23,288	15,261
Prepaid expenses and other	3,789	4,274
Total current assets	54,723	44,323

Property, plant and equipment, net	181,019	178,202
Advanced coal royalties	4,605	3,271
Other assets	965	1,017
Total Assets	$241,312	$226,813

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$11,803	$10,663
Accrued expenses	9,325	11,740
Asset retirement obligations	1,044	19
Current portion of long-term debt	4,914	3,333
Other	—	656
Total current liabilities	27,086	26,411

Asset retirement obligations	14,147	14,586
Long-term debt, net	21,022	9,614
Deferred tax liability	5,228	5,265
Other long-term liabilities	982	854
Total liabilities	68,465	56,730

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	427	410
Additional paid-in capital	157,866	154,957
Retained earnings	14,554	14,716
Total stockholders' equity	172,847	170,083
Total Liabilities and Stockholders' Equity	$241,312	$226,813

Ramaco Resources, Inc.

Statement of Cash Flows

	Nine months ended September 30,
In thousands	2020	2019

Cash flows from operating activities
Net income (loss)	$(162)	$23,046
Adjustments to reconcile net income (loss) to net cash from operating activities:
Accretion of asset retirement obligations	428	383
Depreciation and amortization	15,601	14,291
Amortization of debt issuance costs	43	43
Stock-based compensation	3,119	3,058
Other income - PPP Loan	(8,444)	—
Deferred income taxes	(37)	4,561
Changes in operating assets and liabilities:
Accounts receivable	(2,030)	(19,325)
Prepaid expenses and other current assets	630	625
Inventories	(8,027)	1,541
Other assets and liabilities	(1,154)	429
Accounts payable	3,409	(5,291)
Accrued expenses	(2,429)	3,062
Net cash from operating activities	947	26,423

Cash flow from investing activities:
Purchases of property, plant and equipment	(20,515)	(34,043)

Cash flows from financing activities
Proceeds from PPP Loan	8,444	—
Proceeds from borrowings	45,543	58,050
Repayment of borrowings	(32,597)	(50,801)
Repayments of financed insurance payable	(656)	(287)
Restricted stock surrendered for withholding taxes payable	(193)	—
Net cash from financing activities	20,541	6,962

Net change in cash and cash equivalents and restricted cash	973	(658)
Cash and cash equivalents and restricted cash, beginning of period	6,865	7,380
Cash and cash equivalents and restricted cash, end of period	$7,838	$6,722

Reconciliation of Non-GAAP Measure

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income plus net interest expense, equity-based compensation, depreciation and amortization expenses and any transaction related costs. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended September 30,		Nine months ended September 30,
(In thousands)	2020	2019	2020	2019

Reconciliation of Net Income to Adjusted EBITDA
Net income (loss)	$(4,776)	$5,550	$(162)	$23,046
Depreciation and amortization	5,258	5,353	15,601	14,291
Interest expense, net	344	342	915	951
Income taxes	(1,407)	1,133	(38)	4,658
EBITDA	(581)	12,378	16,316	42,946
Stock-based compensation	1,090	1,104	3,119	3,058
Accretion of asset retirement obligation	128	128	428	383
Adjusted EBITDA	$637	$13,610	$19,863	$46,387

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial condition. Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with U.S. GAAP and therefore should not be considered as an alternative to revenue and cost of sales under U.S. GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three months ended September 30, 2020			Three months ended September 30, 2019
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$39,459	$—	$39,459	$59,083	$2,297	$61,380
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(6,049)	—	(6,049)	(2,384)	(52)	(2,436)
Non-GAAP revenue (FOB mine)	$33,410	$—	$33,410	$56,699	$2,245	$58,944
Tons sold	430	—	430	510	17	527
Revenue per ton sold (FOB mine)	$78	$—	$78	$111	$131	$112

	Three months ended June 30, 2020
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Revenue	$36,374	$—	$36,374
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(3,454)	—	(3,454)
Non-GAAP revenue (FOB mine)	$32,920	$—	$32,920
Tons sold	362	—	362
Revenue per ton sold (FOB mine)	$91	$—	$91

	Nine months ended September 30, 2020			Nine months ended September 30, 2019
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$117,769	$—	$117,769	$174,299	$10,302	$184,601
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(12,611)	—	(12,611)	(14,098)	(424)	(14,522)
Non-GAAP revenue (FOB mine)	$105,158	$—	$105,158	$160,201	$9,878	$170,079
Tons sold	1,208	—	1,208	1,452	78	1,530
Revenue per ton sold (FOB mine)	$87	$—	$87	$110	$127	$111

Non-GAAP cash cost per ton

	Three months ended September 30, 2020			Three months ended September 30, 2019
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$35,689	$—	$35,689	$42,996	$1,987	$44,983
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(5,936)	—	(5,936)	(2,384)	(52)	(2,436)
Non-GAAP cash cost of sales	$29,753	$—	$29,753	$40,612	$1,935	$42,547
Tons sold	430	—	430	510	17	527
Cash cost per ton sold	$69	$—	$69	$80	$113	$81

	Three months ended June 30, 2020
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Cost of sales	$30,134	$—	$30,134
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(3,181)	—	(3,181)
Non-GAAP cash cost of sales	$26,953	$—	$26,953
Tons sold	362	—	362
Cash cost per ton sold	$74	$—	$74

	Nine months ended September 30, 2020			Nine months ended September 30, 2019
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$96,758	$—	$96,758	$119,911	$9,297	$129,208
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(12,338)	—	(12,338)	(14,031)	(424)	(14,455)
Non-GAAP cash cost of sales	$84,420	$—	$84,420	$105,880	$8,873	$114,753
Tons sold	1,208	—	1,208	1,452	78	1,530
Cash cost per ton sold	$70	$—	$70	$73	$114	$75

# # #